                                    EXHIBIT B


Unaudited consolidated balance sheet as of September 30, 1999 and the related consolidated statements of operations and cash flows for the three months ended September 30, 1999 and 1998 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations for the three months ended September 30, 1999 and 1998.

                         PART I - FINANCIAL INFORMATION
                          ITEM 1. FINANCIAL STATEMENTS

                                REGIS CORPORATION
                           CONSOLIDATED BALANCE SHEET
                   AS OF SEPTEMBER 30, 1999 AND JUNE 30, 1999
           (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE AND SHARE AMOUNTS)

                                                                               (UNAUDITED)
                                                                             SEPTEMBER 30, 1999          JUNE 30, 1999
                                                                             ------------------         --------------
ASSETS
Current assets:
  Cash                                                                       $   14,817                     $  10,353
  Accounts receivable, net                                                       17,995                        16,598
  Inventories                                                                    73,720                        70,056
  Deferred income taxes                                                           8,321                         8,596
  Other current assets                                                            6,599                        11,780
                                                                            -----------                    ----------

        Total current assets                                                    121,452                       117,383

Property and equipment, net                                                     227,044                       215,952
Goodwill                                                                        166,038                       153,956
Other assets                                                                     14,926                        13,291
                                                                             ----------                    ----------

          Total assets                                                         $529,460                      $500,582
                                                                               ========                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Long-term debt, current portion                                             $  13,157                     $  23,945
  Accounts payable                                                               32,163                        23,877
  Accrued expenses                                                               60,110                        58,818
                                                                              ---------                    ----------
        Total current liabilities                                               105,430                       106,640

Long-term debt                                                                  159,825                       143,041
Other noncurrent liabilities                                                     18,642                        16,682
Shareholders' equity:
Common stock, $.05 par value;
       issued and outstanding, 40,492,172 and 40,419,112
       common shares at September 30, 1999 and
       June 30, 1999, respectively                                                2,025                         2,021
Additional paid-in capital                                                      148,785                       148,504
Accumulated other comprehensive income                                             (850)                       (1,095)
Retained earnings                                                                95,603                        84,789
                                                                              ----------                    ----------
Total shareholders' equity                                                      245,563                       234,219
                                                                              ---------                      ---------
Total liabilities and shareholders' equity                                     $529,460                      $500,582
                                                                               ========                      ========

                               REGIS CORPORATION
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                      1999                     1998
                                                                                      ----                     ----
       Revenues:
         Company-owned salons:
           Service                                                                   $ 181,836              $ 159,995
           Product                                                                      71,871                 60,431
                                                                                    ----------             ----------
                                                                                       253,707                220,426
       Franchise income                                                                 12,401                 11,571
                                                                                    ----------             ----------
                                                                                       266,108                231,997
       Operating expenses:
         Company-owned:
           Cost of service                                                             102,948                 90,478
           Cost of product                                                              38,554                 32,473
           Direct salon                                                                 22,294                 19,133
           Rent                                                                         35,360                 30,761
           Depreciation                                                                  8,608                  7,386
                                                                                    ----------            -----------
                                                                                       207,764                180,231

         Selling, general and administrative                                            28,261                 27,785
         Depreciation and amortization                                                   3,768                  3,218
         Nonrecurring items                                                                  -                  1,359
         Other                                                                           2,599                  2,234
                                                                                    ----------           ------------
             Total operating expenses                                                  242,392                214,827
                                                                                     ---------             ----------
             Operating income                                                           23,716                 17,170
       Other income (expense):
         Interest                                                                       (3,367)                (2,722)
         Other, net                                                                        414                    381
                                                                                    ----------          -------------
             Income before income taxes                                                 20,763                 14,829
       Income taxes                                                                     (8,125)                (5,697)
                                                                                    ----------           ------------
               Net income                                                           $   12,638            $     9,132
                                                                                    ==========            ===========
       Net income per share:
        Basic                                                                       $      .31           $        .23
                                                                                    ==========           ============
        Diluted                                                                     $      .30           $        .22
                                                                                    ==========           ============

                                REGIS CORPORATION
                  CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                              FOR THE THREE MONTHS
                        ENDED SEPTEMBER 30, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                                     1999                          1998
                                                                                     ----                          ----
Cash flows from operating activities:
    Net income                                                                     $12,638                      $ 9,132
    Adjustments to reconcile net income to net cash
           provided by operating activities:
       Depreciation                                                                  9,962                        8,586
       Amortization                                                                  2,404                        1,959
       Deferred income taxes                                                           413                         (143)
       Other                                                                          (519)                       1,031

     Changes in assets and liabilities:
       Accounts receivable                                                          (1,243)                         625
       Inventories                                                                  (3,149)                        (947)
       Other current assets                                                          5,139                           36
       Other assets                                                                 (1,859)                        (303)
       Accounts payable                                                              6,759                       (2,311)
       Accrued expenses                                                              1,041                         (540)
       Other noncurrent liabilities                                                  1,955                        1,816
                                                                                  --------                     --------
           Net cash provided by operating activities                                33,541                       18,941
                                                                                  --------                      -------

Cash flows from investing activities:
    Capital expenditures                                                           (19,338)                     (16,223)
    Proceeds from sale of assets                                                        51                           19
    Purchases of salon assets, net of cash acquired
           and certain obligations assumed                                         (14,637)                     (10,506)
                                                                                  --------                     --------
           Net cash used in investing activities                                   (33,924)                     (26,710)
                                                                                  --------                     --------

Cash flows from financing activities:
    Borrowings on revolving credit facilities                                       86,361                       67,987
    Payments on revolving credit facilities                                        (57,161)                     (66,695)
    Proceeds from issuance of long-term debt                                                                     21,392
    Repayment of long-term debt                                                    (23,372)                     (13,842)
    Dividends paid                                                                  (1,162)                        (715)
    Proceeds from issuance of common stock                                             216                          281
                                                                                  --------                     --------
           Net cash provided by financing activities                                 4,882                        8,408
                                                                                  --------                     --------

Effect of exchange rate changes on cash                                                (35)                         (15)
                                                                                  --------                     --------

Increase in cash                                                                     4,464                          624

Cash:
    Beginning of period                                                             10,353                       10,469
                                                                                  --------                     --------
    End of period                                                                  $14,817                     $ 11,093
                                                                                  ========                     ========

                                REGIS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. Basis of Presentation of Unaudited Interim Consolidated Financial Statements:
   -----------------------------------------------------------------------------

           The unaudited interim consolidated financial statements of Regis Corporation (the Company) as of September 30, 1999 and for the three months ended September 30, 1999 and 1998, reflect, in the opinion of management, all adjustments (which, with the exception of the matters discussed in Note 5 herein, include only normal recurring adjustments) necessary to fairly present the consolidated financial position of the Company as of September 30, 1999 and its consolidated results of operations and cash flows for the interim periods. The results of operations and cash flows for any interim period are not necessarily indicative of results of operations and cash flows for the full year.

           The year-end consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by generally accepted accounting principles. The unaudited interim consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended June 30, 1999, which are included in the Company's Form 8-K (presented in Exhibit A). PricewaterhouseCoopers LLP, the Company's independent accountants, have performed limited reviews of the interim consolidated financial data included herein. Their report on such reviews accompanies this filing.

           In October 1999, the Company consummated a merger with Supercuts (Holdings) Limited (Supercuts UK) in a stock-for-stock transaction. The acquisition has been accounted for under the pooling-of-interests basis of accounting and, accordingly, as discussed in Note 7, the Company's consolidated financial statements have been restated to retroactively include the accounts and results of operations of Supercuts UK.

           COST OF PRODUCT SALES. On an interim basis, product costs are determined by applying an estimated gross profit margin to product revenues.

2.       Comprehensive Income

           Comprehensive income for the Company includes net income and foreign currency translation charged or credited to the cumulative translation account within shareholders' equity. Comprehensive income for the three months ended September 30, 1999 and 1998 was as follows:

                                                                       THREE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                     (Dollars in thousands)
                                                                    1999                1998
                                                                    ----                ----
          Net income                                                 $12,638          $9,132

          Change in cumulative foreign currency translation             245            1,021
          Less reclassification adjustment for translation
               losses realized in net income                                            (964)
                                                                    -------           ------
          Total comprehensive income                                $12,883           $9,189
                                                                    =======           ======

    3.     Net Income per Share:
           ---------------------

           Basic earnings per share (EPS) is calculated as net income divided by weighted average common shares outstanding. The Company's only dilutive securities are issuable under the Company's Stock Option Plan, as amended. Diluted EPS is calculated as net income divided by weighted average common shares outstanding, increased to include assumed conversion of dilutive securities.

           The following provides information related to the weighted average common shares used in the calculation of the Company's basic and diluted EPS:

                                                          THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                     ---------------------------
                                                        1999             1998
                                                        ----             ----
           Weighted average shares for basic
           earnings per share                        40,441,552       40,036,057

           Dilutive effect of stock options           1,143,202        1,138,606
                                                     ----------       ----------
           Weighted average for shares for diluted
           earnings per share                        41,591,622       41,174,663
                                                     ==========       ==========

    4.     Nonrecurring Items:
           ------------------

           Nonrecurring items included in operating income in the first quarter of fiscal 1999 consist of $1.4 million of expense associated with the Company's year 2000 remediation.

    5.     Transaction and Restructuring Liabilities:
           ------------------------------------------

           The following provides additional information concerning the Company's transaction and restructuring liability related to its fiscal 1999 mergers with The Barbers and Heidi's and its restructuring liability related to its fiscal 1999 restructuring plan for its international operations.


                                               June 30,      Cash      September 30,
                                                 1999      Payments        1999
                                               --------    --------    -------------
           Restructuring-International
              Severance                        $   562      $   378       $   184
              Salon closures and dispositions    1,187          177         1,010
              Other                                351                        351
                                               -------      -------       -------
                                                 2,100          555         1,545
           Restructuring-Mergers
              Severance                          2,883          288         2,595
              Salon closures and dispositions      115           32            83
              Other                                746          583           163
                                               -------      -------       -------
                                                 3,744          903         2,841

           Transaction Charges-Mergers             137          110            27
                                               -------      -------       -------
                                               $ 5,981      $ 1,568       $ 4,413
                                               =======      =======       =======

    6.    Segment Information:
          --------------------


          Commencing with its 1999 fiscal year end reporting, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This new standard requires public companies to report financial and descriptive information about their reportable operating segments, generally based on the way that management has organized the segments within the enterprise for making operating decisions and assessing performance.

          Each of the Company's operating segments have generally similar products and services. The Company is organized to manage its operations based on geographical location. The Company's operating segments have been aggregated into two reportable segments: domestic salons and international salons. The Company operates or franchises 4,810 domestic salons located within high-profile regional malls and strip shopping centers under several different concepts including Regis Salons, MasterCuts, Trade Secret, SmartStyle, Supercuts and Cost Cutters brand names. The Company's International segment includes 367 salons operating in leading department stores, mass merchants, strip shopping centers and high street locations.

          The accounting policies of the reportable segments are the same as those used for the Consolidated Financial Statements. The Company evaluates the performance of its operating segments based on direct salon contribution, before supervision and corporate overhead expenses. Intersegment sales and transfers are not significant

          Summarized financial information concerning the Company's reportable segments for the three months ended September 30, 1999 and 1998, respectively, is shown in the following table.


                                                     (Dollars in thousands)
                                                      1999            1998
                                                      ----            ----
          Company-owned revenues:
            Domestic                                 $227,717          $190,650
            International                              25,990            29,776
                                                     --------          --------
                       Total                         $253,707          $220,426
                                                     ========          ========
          Salon contribution:
            Domestic                                $  41,352         $  35,586
            International                               4,591             4,609
                                                    ---------         ---------
                      Total                         $  45,943         $  40,195
                                                    =========         =========

7.      Merger and Acquisitions:
        -----------------------

        Effective October 31, 1999, the Company consummated a merger with Supercuts UK. Supercuts UK is a United Kingdom based company operating 68 hairstyling salons under the Supercuts brand name. Under the terms of the merger agreement, the shareholders of Supercuts UK, a privately held company, received 1,778,000 shares of Regis Corporation common stock. The transaction has been accounted for as a pooling-of-interests. Prior period financial statements have been restated to reflect this merger as if the merged companies had always been combined.

        Prior to the combination, Supercuts UK's fiscal year ended on the Saturday closest to August 31. In recording the pooling-of-interests combination, Supercuts UK's final statements for the three months ended September 30, 1999 were combined with Regis consolidated financial statements for the same period. Supercuts UK's financial statements for the years ended September 4, 1999 and August 29, 1998 were combined with Regis' financial statements for the years ended June 30, 1999 and 1998, respectively.

        An adjustment of $.7 million has been made to shareholders' equity in the period ended September 30, 1999 to eliminate the effects of including Supercuts UK's results of operations for the two months ended September 4, 1999 in the Company's consolidated financial statements for the three months ended September 30, 1999.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Directors of Regis Corporation:

We have reviewed the accompanying consolidated balance sheet of Regis Corporation as of September 30, 1999, and the related consolidated statements of operations and cash flows for the three month periods ended September 30, 1999 and 1998. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We previously audited in accordance with generally accepted auditing standards, the consolidated balance sheet as of June 30, 1999, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income and cash flows for the year then ended (presented in Exhibit A), and in our report dated February 8, 2000, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of June 30, 1999, is fairly stated, in all material respects in relation to the consolidated balance sheet from which it has been derived.






PRICEWATERHOUSECOOPERS LLP


Minneapolis, Minnesota
February 8, 2000

Item 2.              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                     SUMMARY

        Regis Corporation, based in Minneapolis, is the world's largest owner, operator, franchisor and acquirer of hair and retail product salons all in 50 states, Puerto Rico, Canada and the United Kingdom. The Regis worldwide operations include 5,109 salons at September 30, 1999 operating in two segments: domestic and international. The Company's domestic segment includes 4,742 salons operating primarily under the brand names of Regis Salons, MasterCuts, Trade Secret, SmartStyle, Supercuts and Cost Cutters. The Company's international operations include 367 salons located in the United Kingdom. The Company has more than 32,000 employees worldwide.

        Consolidated financial data for all periods presented reflect the retroactive effects of the October 1999 merger with Supercuts UK which has been accounted for as a pooling-of-interests (See Notes 1 and 7 to the Consolidated Financial Statements). The financial statements have been prepared by combining current and historical financial statements of Regis Corporation with those of Supercuts UK for each period presented.

        During the first quarter of fiscal 2000, the Company's consolidated revenues grew to a record $266.1 million, including franchise income of $12.4 million, a 14.7 percent increase over first quarter fiscal 1999 consolidated revenues of $232.0 million. First quarter operating income grew to $23.7 million, a 38.1 percent increase over the first quarter of fiscal 1999.

        Net income in the first quarter of fiscal 2000, increased to $12.6 million, or $.30 per diluted share, an earnings per share increase of
        25.0 percent from first quarter fiscal 1999 net income of $10.0 million, or $.24 per diluted share. Prior year fiscal 1999 results reflect the costs associated with the Company's year 2000 remediation program, which are nonrecurring in nature. Net income in the first quarter of fiscal 1999, including nonrecurring items, was $9.1 million, or $.22 per diluted share.

                              RESULTS OF OPERATIONS

The following table sets forth for the periods indicated certain information derived from the Company's Consolidated Statement of Operations expressed as a percentage of total revenues, except as noted.

                                              For the Three Months Ended
                                                    SEPTEMBER 30,

                                                    1999    1998
                                                    ----    -----
Company-owned service revenues (1)                  71.7%   72.6%
Company-owned product revenues (1)                  28.3    27.4
Franchise income                                     4.7     5.0

Company-owned operations:
         Profit margins on service (2)              43.4    43.4
         Profit margins on product (3)              46.4    46.3
         Direct salon (1)                            8.8     8.7
         Rent (1)                                   13.9    14.0
         Depreciation (1)                            3.4     3.4

                  Direct salon contribution (1)     18.1    18.2

Selling, general and administrative                 10.6    12.0
Depreciation and amortization                        1.4     1.4
Nonrecurring items                                           0.6
Other                                                1.0     1.0

Operating income                                     8.9     7.4
Income before income taxes                           7.8     6.4

Net income                                           4.7     3.9

Operating income, excluding nonrecurring items       8.9     8.0
Net income, excluding nonrecurring items             4.7     4.3

(1) Computed as a percent of company-owned revenues
(2) Computed as a percent of company-owned service revenues
(3) Computed as a percent of company-owned product revenues

THREE MONTHS ENDED SEPTEMBER 30, 1999, COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1998:

REVENUES

REVENUES for the first quarter of fiscal 2000 grew to a record $266.1 million, an increase of $34.1 million or 14.7 percent, over the same period in fiscal 1999. System-wide sales, inclusive of non-consolidated sales generated from franchised salons, increased 11.7 percent in the first quarter of fiscal 2000 to $395.7 million. These increases in company-owned and system-wide sales are the result of the total number of salons added to the system through acquisitions, same-store sales increases as well as net salon openings.

Revenues by division for the first quarter of fiscal 2000 and 1999 are as follows:


                                                                   (Dollars in thousands)
                                                                  2000                 1999
                                                                  ----                 ----
Regis Salons                                                   $  91,707            $  83,849
Strip Center Salons (primarily Supercuts)                         44,700               32,345
MasterCuts                                                        34,227               29,418
Trade Secret                                                      38,238               30,981
SmartStyle                                                        18,845               14,057
International                                                     25,990               29,776
Franchise income                                                  12,401               11,571
                                                                --------             --------
                                                                $266,108             $231,997
                                                                ========             ========


Same-store sales for domestic company-owned salons increased 4.2 percent in the first quarter of fiscal 2000, compared to same-store sales increases of 5.8 reported in the first quarter of fiscal 1999. System-wide same-store sales for the first quarter of fiscal 2000 increased 4.2 percent, compared to 5.6 percent in the same period in fiscal 1999. Same-store sales increases achieved are primarily due to an increase in the number of customers served. A total of 26 million customers system-wide were served during the first quarter of fiscal 2000. The Company utilizes an audiovisual-based training system in its company-owned salons. Management believes this training system provides its employees with improved customer service and technical skills, and positively contributes to the increase in customers served.

SERVICE REVENUES in the first quarter of fiscal 2000 grew to $181.8 million, an increase of $21.8 million, or 13.7 percent, over the same period in fiscal 1999. This increase is a result of salon acquisitions the Company has made during the past twelve months, strong service same-store sale increases of 4.0 percent, and accelerated new salon construction.

PRODUCT REVENUES in the first quarter of fiscal 2000 grew to $71.9 million, an increase of $11.4 million, or 18.9 percent, over the same period in fiscal 1999. This increase continues a trend of escalating product revenues due to strong product same-store sales growth of 4.8 percent, a reflection of the continuous focus on product awareness, training and acceptance of national label merchandise. Product revenues as a percent of total company-owned revenues increased to 28.3 percent of revenues compared to 27.4 percent of revenues in the same period of fiscal 1999.

FRANCHISE INCOME, including royalties, initial franchise fees and product and equipment sales made by the Company to franchisees, increased slightly to $12.4 million in the first quarter of fiscal 2000. The increase in franchise income is a result of an increase in royalties on franchisee sales, which sales are not included in the Company's consolidated revenues, as well as an increase in product sales to franchisees.

COST OF REVENUES

The aggregate cost of revenues in the first quarter of fiscal 2000 was $141.5 million, compared to $123.0 million in the same period in fiscal 1999. The resulting combined gross margin percentage for the first quarter of fiscal 2000 was 44.2 percent of revenues, identical to that of the first quarter of fiscal 1999.

SERVICE MARGINS remained consistent at 43.4 percent in the first quarter of fiscal 2000, compared to 43.4 percent in the same period in fiscal 1999.

PRODUCT MARGINS remained fairly consistent at 46.4 percent in the first quarter of fiscal 2000, compared to 46.3 percent in the same period in fiscal 1999.

DIRECT SALON

This expense category includes direct costs associated with salon operations such as advertising, promotion, insurance, telephone and utilities. Direct salon expense of $22.3 million increased slightly as a percentage of company-owned revenues to 8.8 percent in the first quarter of fiscal 2000 from 8.7 percent in the same period in fiscal 1999. The slight increase is due to an increase in freight costs during the quarter resulting from the roll-out of the new Regis private label product line and, an increase in salon advertising related to the Company's development of the HairMasters and Style America strip center salon concepts.

RENT

Rent expense in the first quarter of fiscal 2000 was $35.4 million or 13.9 percent of company-owned revenues, compared to $30.8 million or 14.0 percent of company-owned revenues, in the same period in fiscal 1999. The slight improvement in rate is primarily due to leveraging this fixed cost against sales increases in the Wal-Mart and International divisions.

DEPRECIATION - SALON LEVEL

Depreciation expense at the salon level remained consistent at 3.4 percent of revenues in both the first quarter of fiscal 2000 and 1999, primarily due to this fixed cost growing at relatively the same rate as sales due to accelerated new salon construction and acquisitions.

DIRECT SALON CONTRIBUTION

For the reasons described above, direct salon contribution, representing company-owned salon revenues less associated operating expenses, improved in the first quarter of fiscal 2000 to $45.9 million, or 18.1 percent of company-owned revenues, compared to $40.2 million or 18.2 percent of company-owned revenues in the same period of fiscal 1999.

SELLING, GENERAL AND ADMINISTRATIVE

Expenses in this category include field supervision (payroll, related taxes and travel) and home office administration costs (such as warehousing, salaries, occupancy costs and professional fees). Selling, general and administrative (SG&A) expenses were $28.3 million, or 10.6 percent of total revenues in the first quarter of fiscal 2000, compared to $27.8 million, or 12.0 percent of total revenues in the same period in fiscal 1999. This 140 basis point rate improvement is primarily related the Company's ability to leverage the fixed cost components of SG&A against sales growth and a decrease in SG&A expenses as a result of the amalgamation of The Barbers merger and implementation of the UK restructuring plan.

DEPRECIATION AND AMORTIZATION - CORPORATE

Depreciation and amortization remained constant at 1.4 percent of total revenues in the first quarter of fiscal 2000 and 1999, primarily due to increases in the level of goodwill amortization resulting from acquisitions in the past twelve months, offset by leveraging this fixed cost against revenue increases.

NONRECURRING ITEMS

Nonrecurring items included in operating income in the first quarter of fiscal 1999 consist of expenses associated with the Company's year 2000 remediation efforts. See discussion of year 2000 remediation within Liquidity and Capital Resources.

OPERATING INCOME

Operating income in the first quarter of fiscal 2000 improved to $23.7 million, an increase of $6.5 million over the same period in fiscal 1999. Operating income as a percentage of total revenues grew to 8.9 percent in the first quarter of fiscal 2000 compared to 8.0 percent in the same period in fiscal 1999, excluding nonrecurring items. This improvement is attributable primarily to leveraging of SG&A expenses, partially offset by higher direct salon expenses as a percent of total revenues, excluding nonrecurring items.

INTEREST

Interest expense in the first quarter of fiscal 2000 grew to $3.4 million compared to $2.7 million for the same period in fiscal 1999, primarily due to an increase in debt levels over the prior year.

INCOME TAXES

The Company's annual effective income tax rate for fiscal 2000 is estimated to be approximately 39.5 percent, compared to 41.8 percent for fiscal year 1999. In fiscal 1999, the Company's effective tax rate was negatively impacted by nondeductible merger and transaction costs associated with the Company's mergers with Heidi's and The Barbers, and the U.K. restructuring charge.

NET INCOME

Net income in the first quarter of fiscal 2000 grew to a record $12.6 million or $.30 per diluted share, compared to net income of $9.1 million or $.22 per diluted share in the same period in fiscal 1999. Exclusive of nonrecurring items, net income in the first quarter of the previous 1999 fiscal year was $10.0 million or $.24 per share.




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LIQUIDITY AND CAPITAL RESOURCES

Customers generally pay for salon services and merchandise in cash at the time of sale, which reduces the Company's working capital requirements. Net cash provided by operating activities in the first three months of fiscal 2000 grew to $33.5 million compared to $18.9 million during the same period in fiscal 1999. The increase between the two periods is primarily due to improved operating performance.

During the first three months of fiscal 2000, the Company had worldwide capital expenditures of $20.7 million, of which $1.4 million related to acquisitions of 92 salons. The Company constructed 18 new Regis Salons, 13 new MasterCuts salons, 11 new Trade Secret salons, 29 new Wal-Mart/SmartStyle salons, 15 new Strip Center Salons and 9 new International salons, and completed 22 major remodeling projects. All capital expenditures during the first three months of fiscal 2000 were funded by cash flow from the Company's operations and borrowings under its revolving credit facility.

The Company anticipates its worldwide salon development program for fiscal 2000 will include the construction of approximately 360 new company-owned salons, and 125 major remodeling and conversion projects. It is expected that expenditures for these new salons and other projects will be approximately $70.0 million in fiscal 2000, excluding capital expenditures related to acquisitions.

Financing

Management believes that cash generated from operations and amounts available under its revolving credit facilities will be sufficient to fund its anticipated capital expenditures and required debt repayments for the foreseeable future.

Dividends

During the first quarter of fiscal 2000, the Company paid quarterly dividends of $1.2 million, or $.03 per share. On November 2, 1999 the Board of Directors of the Company declared a $.03 per share quarterly dividend payable November 30, 1999 to shareholders of record on November 15, 1999.

Year 2000

The Company previously initiated a comprehensive project to prepare its computer systems for the year 2000. The Company has completed all phases of the project including the awareness, assessment, validation and implementation phases. Accordingly, management believes the year 2000 will not have a significant impact on operations. As part of the overall project, the Company is in the process of developing a contingency plan to mitigate the Company's risk that primary vendors or other external forces could have an impact on the Company's operations.




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Costs associated with the year 2000 were expensed as incurred and funded through operating cash flows. The Company incurred $4.6 million related to year 2000 project costs from the project's inception in fiscal 1998 through its completion in fiscal 1999. No significant additional costs are anticipated to be incurred in the future.

The Company has contacted critical suppliers of products and services to assess whether the suppliers' operations and the products and services they provide are year 2000 compliant or to monitor their progress toward year 2000 compliance. The results of the Company's inquiries have indicated that the majority of its critical suppliers are either compliant or have a plan in place to be compliant by the end of 1999. There can be no absolute assurance that another company's failure to ensure year 2000 compliance would not have an adverse effect on the Company.







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